Exhibit 99

Dillard’s, Inc. Reports Third Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 26, 2008--Dillard’s, Inc. (NYSE:DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended November 1, 2008. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statement regarding forward-looking information included below under “Forward-Looking Information”.

Net loss for the 13 weeks ended November 1, 2008, was $56.0 million ($0.76 per share) compared to net loss of $11.3 million ($0.15 per share) for the 13 weeks ended November 3, 2007. Included in net loss for the 13 weeks ended November 1, 2008, are asset impairment and store closing charges of $9.3 million ($6.0 million after tax or $0.08 per share) related to closure of under-performing stores and $4.4 million ($2.8 million after tax or $.04 per share) of hurricane-related expenses. Included in net loss for the 13 weeks ended November 3, 2007, is a pretax gain of $11.1 million ($7.0 million after tax or $0.09 per share) related to hurricane recovery and asset impairment and store closing charges of $3.7 million ($2.3 after tax or $0.03 per share).

Dillard’s Chief Executive Officer, William Dillard, II, stated, “The oppressive economic environment clearly weighed heavily on our results during the third quarter. We continue to take aggressive action to navigate these challenging times. We announced the closure of 21 under-performing stores during 2008, dramatically reduced capital spending for 2008 and 2009 and are executing appropriate operating expense reduction measures throughout the Company. These efforts are not only designed to position ourselves to weather near-term economic uncertainty but also to position Dillard’s well for the long term.” Accordingly, Dillard’s highlights the following key financial strengths:

  Dillard’s maintains a $1.2 billion revolving credit facility with JP Morgan Chase Bank as the lead agent. The credit agreement expires December 12, 2012, and there are no financial covenants under this facility provided availability exceeds $100 million. Expected availability on the credit facility following the Company’s peak borrowing requirement remains well in excess of $500 million.
  Total maturities of long-term debt in 2009 and 2010 are less than $26 million.
  Dillard’s owns approximately 86% of its total store square footage.
  The closure of 21 under-performing stores will result in over $50 million reduction in working capital requirement for 2009.
  Capital expenditures in 2009 are expected to be approximately $120 million compared to approximately $192 million in 2008 primarily as a result of dramatically reduced store opening activity. Dillard’s will begin construction of three stores during 2009 with one opening in 2009 and the other two opening in February and March of 2010. Dillard’s opened 10 new stores in 2008.
  Dillard’s recently announced a strategic staff reduction of approximately 8% of its salaried associates as part of its ongoing efforts to reduce operating expenses. The positions were comprised mainly of salaried managers and support professionals including 60 in the Company’s Little Rock, Arkansas, headquarters.
  Dillard’s expects approximately $100 million in savings in operating expenses (advertising, selling, administrative and general or “S G & A” expenses) in 2008 as a result of recent expense cutting measures. Management estimates additional S G & A savings in 2009 to be approximately $70 million as a result of recent actions including the recently-announced strategic staff reduction.

CDI Contractors, LLC.

Operating results for the thirteen weeks ended November 1, 2008, reflect the operations of CDI Contractors, LLC, (“CDI”) a former equity method joint venture investment. The Company purchased the remaining 50% interest of CDI on August 29, 2008. The operations of CDI did not have a material impact on the operating results of the Company for the thirteen weeks ended November 1, 2008. Notably, the increase in accounts receivable from $10.0 million at November 3, 2007, to $80.1 million at November 1, 2008, is primarily due to the consolidation of CDI.

Revenues

Net sales for the 13 weeks ended November 1, 2008, were $1.508 billion compared to net sales for the 13 weeks ended November 3, 2007, of $1.633 billion. Total sales declined 10% during the 13-week period. Sales in comparable stores declined 9%.

During the 13 weeks ended November 1, 2008, net sales were above the Company’s average performance trend in the Central region, slightly below trend in the Western region and below trend in the Eastern region. Sales of juniors’ and children’s apparel were significantly below trend during the period.

Gross Margin/Cost of Sales

Gross margin declined 390 basis points of sales during the 13 weeks ended November 1, 2008, primarily as a result of increased markdowns in a notably difficult sales environment. Inventory in comparable stores declined 7% as of November 1, 2008, compared to November 3, 2007.

Dillard’s is committed to conservatively managing its inventory during this difficult retail environment. Dillard’s efforts to improve gross margin performance include refining the merchandise mix by reducing duplication of product among vendor lines, eliminating under-performing brands and seeking brands that resonate with the Company’s customers.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general (“S G & A”) expenses declined $30.3 million during the third quarter as a result of expense saving measures implemented earlier in the fiscal year. Notable savings in payroll and related payroll taxes, advertising, services purchased and supplies were partially offset by increases in hurricane-related expenses. Dillard’s has taken additional expense saving measures. Management believes recent expense saving initiatives will provide an additional S G & A savings of approximately $70 million in 2009.

Included in S G & A expenses for the thirteen weeks ended November 1, 2008, were approximately $4.4 million ($2.8 million after tax or $.04 per share) of hurricane losses and remediation expenses related to Hurricane Ike which occurred in September of 2008. Excluding these expenses, S G and A expenses declined approximately $34.7 million. S G & A expenses were $490.7 million and $521.0 million during the 13 weeks ended November 1, 2008, and November 3, 2007, respectively.

Interest and Debt Expense

Net interest and debt expense declined $1.1 million for the 13 weeks ended November 1, 2008, compared to the 13 weeks ended November 3, 2007, primarily due to lower borrowing rates. Interest and debt expense was $22.0 million and $23.1 million during the 13 weeks ended November 1, 2008, and November 3, 2007, respectively. As of November 1, 2008, short-term borrowings of $360 million and letters of credit totaling $93.2 million were outstanding under the Company’s $1.2 billion revolving credit facility.

Store Information

During the third quarter, Dillard’s opened the following store locations:

Center	City	Square Feet
Shops at Wiregrass	Wesley Chapel, FL	145,000
Anderson Mall	Anderson, SC	126,000
Pearland Town Center	Pearland, TX	140,000
Zona Rosa (1)	Kansas City, MO	200,000

(1) replacement store.

During the third quarter, Dillard’s closed the following store locations:

Center	City	Square Feet
Chesterfield Town Center	Richmond, VA	110,000
Towne Mall	Franklin, OH	113,000
Knoxville Center	Knoxville, TN	115,000
Eastland Clearance Center	Charlotte, NC	162,000
Rivercenter	San Antonio, TX	120,000
Crossroads Mall	Omaha, NE	200,000
Mall of the Mainland (2)	Texas City, TX	145,000

(2) damaged by Hurricane Ike.

Earlier this month, Dillard’s closed its Metro North Mall location in Kansas City, Missouri, (161,000 square feet) and its Boulevard Mall location in Las Vegas, Nevada, (200,000 square feet).

Dillard’s has announced the following additional near-term store closures:

Center	City	Square Feet
Macon Mall	Macon, GA	175,000
Crossroads Mall	Oklahoma City, OK	124,000
Northwest Plaza	St. Ann, MO	209,000

Dillard’s remains committed to closing under-performing stores under the right terms.

At November 1, 2008, the Company operated 317 Dillard’s locations and 7 clearance centers spanning 29 states and an Internet store at www.dillards.com.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)

	13-Week Period Ended
	November 1, 2008		November 3, 2007
		% of		% of
	Amount	Net Sales	Amount	Net Sales
Net sales	$1,508.2	-	$1,633.4	-
Total revenues	1,546.1	102.5%	1,674.2	102.5%
Cost of sales	1,046.4	69.4	1,070.7	65.5
Advertising, selling, administrative and general expenses	490.7	32.5	521.0	31.9
Depreciation and amortization	67.1	4.5	75.0	4.6
Rentals	14.0	0.9	13.9	0.9
Interest and debt expense, net	22.0	1.5	23.1	1.4
Gain on disposal of assets	(7.3)	(0.5)	(11.7)	(0.7)
Asset impairment and store closing charges	9.3	0.6	3.7	0.2
Loss before income taxes and equity in earnings of joint ventures	(96.1)	(6.4)	(21.5)	(1.3)
Income tax benefit	(38.9)		(6.8)
Equity in earnings of joint ventures	1.2	0.1	3.4	0.2
Net loss	$(56.0)	(3.7)%	$(11.3)	(0.7)%

Basic loss per share	$(0.76)		$(0.15)
Diluted loss per share	$(0.76)		$(0.15)
Basic weighted average shares	73.5		77.9
Diluted weighted average shares	73.5		77.9

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)

	39-Week Period Ended
	November 1, 2008		November 3, 2007
		% of		% of
	Amount	Net Sales	Amount	Net Sales
Net sales	$ 4,791.6	-	$ 5,044.9	-
Total revenues	4,906.2	102.4%	5,162.7	102.3%
Cost of sales	3,294.1	68.7	3,325.4	65.9
Advertising, selling, administrative and general expenses	1,450.9	30.3	1,516.2	30.1
Depreciation and amortization	212.2	4.4	224.8	4.4
Rentals	44.1	0.9	40.7	0.8
Interest and debt expense, net	67.1	1.4	66.6	1.3
Gain on disposal of assets	(25.2)	(0.5)	(12.3)	(0.2)
Asset impairment and store closing charges	20.0	0.4	4.4	0.1
Loss before income taxes and equity in earnings of joint ventures	(157.0)	(3.2)	(3.1)	(0.1)
Income taxes (benefit)	(64.5)		1.2
Equity in earnings of joint ventures	0.8	0.0	10.7	0.2
Net (loss) income	$ (91.7)	(1.9)%	$ 6.4	0.1%

Basic (loss) earnings per share	$ (1.23)		$ 0.08
Diluted (loss) earnings per share	$ (1.23)		$ 0.08
Basic weighted average shares	74.6		79.5
Diluted weighted average shares	74.6		80.4

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	November 1,	November 3,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$77.0	$73.0
Accounts receivable	80.1	10.0
Merchandise inventories	2,242.7	2,363.2
Federal and state income taxes including current deferred taxes	16.0	-
Other current assets	90.8	59.9
Total current assets	2,506.6	2,506.1

Property and equipment, net	3,119.8	3,265.5
Goodwill	31.9	31.9
Other assets	144.6	169.8

Total Assets	$5,802.9	$5,973.3

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,272.2	$1,309.8
Current portion of long-term debt and capital leases	127.2	99.3
Other short-term borrowings	360.0	340.0
Federal and state income taxes including current deferred taxes	-	5.5
Total current liabilities	1,759.4	1,754.6

Long-term debt and capital leases	782.7	886.6
Other liabilities	224.8	223.2
Deferred income taxes	436.7	436.6
Guaranteed preferred beneficial interests in the Company's subordinated debentures	200.0	200.0
Stockholders' equity	2,399.3	2,472.3

Total Liabilities and Stockholders' Equity	$5,802.9	$5,973.3

Other Information
(In Millions)

	November 1,	November 3,
	2008	2007

Square footage	56.1	57.1
Capital expenditures
13 weeks ended	$51.9	$102.4
39 weeks ended	$171.6	$339.0

Estimates for 2008

The Company is updating the following estimates for certain income statement items for the fiscal year ending January 31, 2009, based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In Millions
	2008	2007
	Estimated	Actual

Depreciation and amortization	$280	$299
Rental expense	62	60
Interest and debt expense, net	92	92
Capital expenditures	192	396

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. Statements made in this release regarding the Company’s plans to close under-performing stores, reduce capital expenditures, reduce expenses, make changes to its merchandise mix, and the Company’s estimates of depreciation and amortization, rental expense, interest and debt expense, capital expenditures, expected available borrowings under its credit facility, working capital reduction from closed stores and expected expense savings are forward looking statements. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in changes in prices and availability of oil and natural gas; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations or obtain credit; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its report on From 10-K for the fiscal year ended February 2, 2008, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965